AMENDMENT TO

FUND PARTICIPATION AGREEMENT

(SERVICE SHARES)

This amendment (the "Amendment7') is made and entered into as of September 3, 2002,

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by and among Janus Aspen Series and Principal Life Insurance Company (collectively, the "parties") in order to modify that certain Fund Participation Agreement (the "Agreement") entered into by the parties as of August 25,2000.

The parties agree to amend the Agreement as follows:

1.	Attached Schedule A of the Agreement is hereby amended to include the new
Benefit Variable Universal Life (BWL) product.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Janus Aspen Series

Title: Vice President

Principal Life Insurance Company

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life insurance Coinpany Separate Account B

(1)	The Principal@ Variable Annuity
(2)	Principal Freedom Variable Annuity

Principal Life Insurance Company Variable Life Separate Account

(1) PrinFlex Life@ Variable Life Insurance

(2)	Survivorship Variable Universal Life Insurance
(3)	Flexible Variable Life Insurance
(4)	Principal Variable Universal Life Accumulator (VUL)

(5) Executive Variable Universal Life (EVUL) (6) Benefit Variable Universal Life (BVUL)